Exhibit 99.1

Tidewater Announces Closing on Sale of 10 Offshore Tugs

NEW ORLEANS, August 17, 2006 – Tidewater Inc. (NYSE:TDW) announced today the closing on the sale of ten offshore tugs for a total cash price of $31.5 million. The culmination of this transaction results in an approximate $24 million pre-tax financial gain, or $.27 per common share after tax. The company previously announced that it had entered into a definitive agreement with Crosby Marine Transportation, LLC to sell a total of 14 offshore tugs. The balance of the four tugs covered by the definitive agreement, with a total sales price of $13.3 million, should close over the next four months as current charter contracts to which the four tugs are subject expire.

Parks Paton Hoepfl & Brown, who served as financial advisor to the company, commented, “This transaction was a good one for both parties – Tidewater received a fair price for the vessels and Crosby Marine acquired quality assets that are a good strategic fit for its operations.”

Tidewater Inc. owns over 515 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Keith Lousteau - (504) 566-4505

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